UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): August 30, 2024
iRhythm Technologies, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	001-37918	20-8149544
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)
699 8th Street, Suite 600
San Francisco, California 94103
(Address of principal executive office) (Zip Code)
(415) 632-5700
(Registrant’s telephone number, including area code)
N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, Par Value $0.001 Per Share	IRTC	The NASDAQ Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Technology License Agreement

On August 30, 2024, iRhythm Technologies, Inc. (the “Company”) entered into a Technology License Agreement (the “License Agreement”) with BioIntelliSense, Inc. (“BioIS”), pursuant to which (i) the Company will receive a perpetual fully paid up license to certain of BioIS’ intellectual property, technology and products for research, development and commercialization of potential next-generation products and services in certain fields of use, including an exclusive license to develop and commercialize pulse oximetry, accelerometry, and trending non-invasive blood pressure technologies for use within the Company’s ambulatory cardiac monitoring products and services, and (ii) the Company and BioIS agreed to negotiate in good faith a supply agreement for pulse oximetry hardware.

Under the terms of the License Agreement, the Company will pay BioIS an upfront fee of $15.0 million in cash upon the Company's acceptance of the initial transfer of certain licensed technologies and data following the execution of the License Agreement. In addition, the Company will pay BioIS up to an aggregate of $20.0 million, plus accrued and unpaid interest, if any, on the Milestone Notes (as defined below), in additional milestone payments upon achievement of various regulatory milestones over the term of the License Agreement. BioIS is also eligible to receive low single-digit royalty payments on annual net sales of certain products in the home sleep testing field, subject to certain adjustments specified in the License Agreement. The royalty payment obligations under the License Agreement expire on a country-by-country basis no earlier than ten years following the first commercial sale and expiration of the last valid claim of a licensed patent right of a covered product under and pursuant to the terms of the License Agreement.

The License Agreement will be terminable for convenience by the Company at any time by giving BioIS at least 30 days’ prior notice or upon BioIS’ bankruptcy. The License Agreement may also be terminated by either party upon uncured material breach of the License Agreement by the other party. The license grants survive termination or expiration of the License Agreement.

Neither party may assign the License Agreement, without the written consent of the other party, which will not be unreasonably withheld, conditioned, or delayed, except that either party may assign the License Agreement without consent to an affiliate (in the case of BioIS, an affiliate that acquires all of the licensed technologies and intellectual property rights) under the License Agreement or to an entity that acquires such party or the portion of such party’s business to which the License Agreement pertains (whether by merger or sale of assets, stock, or ownership interest).

In connection with the License Agreement, the Company also purchased an aggregate of $40.0 million of convertible promissory notes from BioIS (the “Convertible Notes”). Convertible Notes with a principal amount of $20.0 million (the “Milestone Notes”), plus accrued and unpaid interest, if any, shall be cancelled to satisfy the Company’s milestone payment obligations, if achieved, under the License Agreement.

The foregoing description of the License Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the License Agreement, a redacted copy of which will be filed as an exhibit to the Company’s quarterly report on Form 10-Q for the quarter ending September 30, 2024, and upon filing will be incorporated herein by reference. The Company intends to redact certain portions of the License Agreement that are not material and would be competitively harmful if publicly disclosed pursuant to Item 601(b)(10)(iv) of Regulation S-K.

Item 7.01. Regulation FD Disclosure.

On September 4, 2024, the Company issued a press release announcing the entry into the License Agreement with BioIS, a copy of which is attached hereto as Exhibit 99.1.

The information in this Item 7.01 of this report, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (“Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any other filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits
(d) Exhibits

Exhibit No.	Description
99.1	Press Release of iRhythm Technologies, Inc. dated as of September 4, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IRHYTHM TECHNOLOGIES, INC.

Date: September 4, 2024	By:	/s/ Quentin S. Blackford
Quentin S. Blackford
Chief Executive Officer